Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the use of our report, dated February 22, 2013, with respect to the financial statements and financial highlights of Pax MSCI EAFE ESG Index ETF (of Pax World Funds Trust II) included in its annual report for the year ended December 31,2012 that is incorporated by reference into this Post-Effective Amendment number 6 to the Registration Statement (Form N-1A No. 333-156141) of Pax World Funds Trust II.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 26, 2013